Exhibit 99.1

For Immediate Release	Contact: Bob LaRose
Landstar System, Inc.
www.landstar.com
October 14, 2004	904-398-9400

LANDSTAR SYSTEM REPORTS 30 PERCENT INCREASE IN REVENUE AND
RECORD NET INCOME AND DILUTED EARNINGS PER SHARE

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported a 30 percent increase in revenue to a record $527 million in the 2004 third quarter, up from $407 million in the 2003 third quarter. Net income for the 2004 third quarter was a record $21.6 million, or $.70 per diluted share, compared to net income of $11.8 million, or $.38 per diluted share for the 2003 third quarter. Included in the 2004 third quarter revenue was $27.9 million of revenue related to disaster relief efforts for the recent storms that impacted the southeastern United States. These emergency transportation services were provided primarily under a contract between Landstar Express America, Inc. and the United States Federal Aviation Administration (the “FAA”). The revenue recognized under this contract generated $5.1 million of operating income which, net of related income taxes, increased net income by $3.1 million, or $.10 per diluted share, in the 2004 third quarter. As previously disclosed, the 2003 third quarter included $3.2 million of costs to defend and settle the Gulf Bridge lawsuit. These costs, net of related income tax benefits, reduced net income in the 2003 third quarter by $2.0 million, or $.06 per diluted share. Excluding the costs related to that litigation, net income for the 2003 third quarter was $13.9 million, or $.44 per diluted share.

Landstar’s carrier group of companies generated $369 million of revenue in the 2004 third quarter, compared with revenue of $308 million in the 2003 third quarter. In the

2004 and 2003 third quarters, the carrier group invoiced customers $15.3 million and $7.8 million, respectively, in fuel surcharges that were passed on 100 percent to business capacity owners and excluded from revenue. Landstar’s multimodal services group of companies generated $151 million of revenue, including the $27.9 million related to disaster relief services, in the 2004 third quarter compared with $92 million of revenue in the 2003 third quarter. Operating margin in the 2004 third quarter was 6.8 percent compared with 4.9 percent in the 2003 third quarter, 5.7 percent excluding the cost of the Gulf Bridge litigation. The $27.9 million of revenue attributable to emergency transportation services provided primarily under the FAA contract increased operating margin in the 2004 third quarter approximately 0.6 percent.

Net income for the thirty-nine-week period ended September 25, 2004 was $47.3 million, or $1.53 per diluted share, compared to net income of $35.6 million, or $1.10 per diluted share for the 2003 thirty-nine-week period ended September 27, 2003. The 2004 thirty-nine-week period included $7.6 million of costs to settle one, previously disclosed, severe accident. This charge, net of related income tax benefits, reduced net income by $4.9 million, or $.16 per diluted share. Also, included in net income for the 2004 thirty-nine-week period is $5.1 million of operating income related to the $27.9 million of revenue from emergency transportation services provided primarily under the FAA contract. This $5.1 million of operating income, net of related income taxes, increased net income $3.1 million, or $.10 per diluted share. The 2003 thirty-nine-week period included $4.2 million of costs to defend and settle the Gulf Bridge lawsuit. These costs, net of related income tax benefits, reduced net income in the 2003 thirty-nine-week period by $2.7 million, or $.08 per diluted share. Excluding the costs related to that litigation, net income was $38.2 million, or $1.19 per diluted share in the 2003 period. Revenue was $1,430 million in the 2004 thirty-nine-week period, compared to revenue of $1,163 million in the comparable 2003 period. Landstar’s carrier group of companies generated $1,054 million of revenue in the thirty-nine-week period ended September 25, 2004 compared with $901 million in the thirty-nine-week period ended September 27, 2003. In the 2004 and 2003 thirty-nine-week periods, the carrier group invoiced customers $37.4 million and $26.4 million, respectively, of fuel surcharges that were passed on 100 percent to business capacity owners and excluded from revenue. Landstar’s multimodal services group of companies generated $354 million of revenue in the 2004 thirty-nine-week period compared with $241 million in the comparable 2003 period.

“I am both pleased with and proud of Landstar’s 2004 third quarter performance,” said Landstar President and CEO Henry Gerkens. “Consolidated revenue increased by 30 percent, compared to the 2003 third quarter, to the highest quarterly revenue in Landstar history, as revenue at the carrier segment increased 20 percent and revenue at the multimodal segment increased 64 percent. Landstar was able to source the capacity required for disaster relief efforts in Florida and throughout the southeast while providing sufficient capacity to its regular customer base necessary to support a 23 percent increase in revenue. Overall, the increased revenue resulted in an 84 percent increase in diluted earnings per share over the 2003 third quarter.”

“During the quarter, we increased the total number of approved capacity providers by over 1,100. Compared to the 2003 third quarter, revenue generated through other third party truck capacity providers (truck brokerage) increased 63 percent and revenue hauled by Landstar BCOs increased 21 percent. Trailing twelve-month return on average equity remained high at 41 percent and return on invested capital, net income divided by the sum of average equity plus average debt, was 26 percent. During the thirty-nine-week period ended September 25, 2004, we reduced debt by approximately $6 million, purchased 681,000 shares of common stock at a total cost of $27,001,000 and ended the period with $101 million in cash and short-term investments” Gerkens said. “The Company has the ability to purchase an additional 699,140 shares of its common stock under its authorized share repurchase program.”

“I anticipate revenue growth for the 2004 fourth quarter to be within a range of 16 to 21 percent. This estimate includes additional anticipated emergency transportation services revenue to be provided under the FAA contract within a range of $9 million to $14 million. The current range of analysts’ earnings estimates, as reported by FIRST CALL, for the fourth quarter of 2004 is $.57 to $.68 per diluted share. Given the current operating environment, I anticipate earnings for the 2004 fourth quarter to be within a range of $.63 to $.71 per diluted share, including $.03 to $.05 per diluted share attributable to the anticipated revenue related to disaster relief efforts to be provided under the FAA contract” said Gerkens.

Landstar will provide a live webcast of its quarterly earnings conference call this afternoon at 2 pm ET. To access the webcast, visit the company’s website at www.landstar.com. Click on Investors and then the webcast icon.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements.” This press release contains forward-looking statements, such as statements, which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “plans,” “predicts,” “may,” “should,” “will,” the negative thereof and similar expressions, including any such expressions with respect to the level of comfort with analyst estimates, are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or workers’ compensation claims; unfavorable development of existing accident claims; dependence on independent sales agents; dependence on third party capacity providers; disruptions or failures in our computer systems; a downturn in domestic economic growth or growth in the transportation sector; substantial industry competition; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2003 fiscal year, described in the section Factors That May Affect Future Results and/or Forward-Looking Statements, and other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and Landstar undertakes no obligation to publicly update or revise any forward-looking statements.

Landstar System, Inc. is headquartered in Jacksonville, Florida. The Landstar carrier group comprised of Landstar Gemini, Inc., Landstar Inway, Inc., Landstar Ligon, Inc., Landstar Ranger, Inc. and Landstar Carrier Services, Inc. delivers excellence in safe and complete over-the-road transportation services. The Landstar multimodal group comprised of Landstar Express America, Inc. and Landstar Logistics, Inc. delivers excellence in safe, expedited, contract logistics, intermodal and ocean transportation services. All Landstar operating companies are certified to ISO 9001:2000 quality management system standards. Landstar System, Inc.’s common stock trades on the NASDAQ Stock Market ® under the symbol LSTR.

(Tables follow)

Landstar System, Inc.
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	September 25,	September 27,	September 25,	September 27,
	2004	2003	2004	2003
Revenue	$1,430,212	$1,162,574	$526,883	$406,772
Investment income	879	960	337	337

Costs and expenses:
Purchased transportation	1,066,739	862,371	392,646	300,907
Commissions to agents	113,414	91,224	42,777	32,601
Other operating costs	27,313	27,571	8,537	9,731
Insurance and claims	46,751	32,187	13,297	10,026
Selling, general and administrative (1)	87,831	81,004	30,643	30,668
Depreciation and amortization	10,220	9,558	3,654	3,213

Total costs and expenses	1,352,268	1,103,915	491,554	387,146

Operating income (1)	78,823	59,619	35,666	19,963
Interest and debt expense	2,213	2,400	662	856

Income before income taxes (1)	76,610	57,219	35,004	19,107
Income taxes	29,304	21,667	13,390	7,280

Net income (1)	$47,306	$35,552	$21,614	$11,827

Earnings per common share (1)	$1.58	$1.15	$0.72	$0.39

Diluted earnings per share (1)	$1.53	$1.10	$0.70	$0.38

Average number of shares outstanding:
Earnings per common share (1)	30,001,000	31,002,000	30,218,000	30,155,000

Diluted earnings per share (1)	30,827,000	32,193,000	30,954,000	31,287,000

(1)	The 2003 thirty-nine and thirteen-week periods include $4,150 and $3,180, respectively, of costs to defend and settle the Gulf Bridge lawsuit. Net of related income tax benefits, these costs reduced net income for the thirty-nine and thirteen-week periods ended September 27, 2003 by $2,650, or $0.09 per common share ($0.08 per diluted share), and $2,030, or $0.07 per common share ($0.06 per diluted share), respectively.

Landstar System, Inc.
Selected Segment Information
(Dollars in thousands)
(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	September 25,	September 27,	September 25,	September 27,
	2004	2003	2004	2003
External Revenue
Carrier segment	$1,054,016	$901,041	$368,821	$307,755
Multimodal segment	353,794	240,551	150,507	91,911
Insurance segment	22,402	20,982	7,555	7,106

External revenue	$1,430,212	$1,162,574	$526,883	$406,772

Operating Income
Carrier segment	$91,631	$66,398	$36,492	$23,542
Multimodal segment (1)	14,290	2,756	8,277	(235)
Insurance segment	7,164	17,830	4,126	6,769
Other	(34,262)	(27,365)	(13,229)	(10,113)

Operating income (1)	$78,823	$59,619	$35,666	$19,963

(1)	The 2003 thirty-nine and thirteen-week periods include $4,150 and $3,180, respectively, of costs to defend and settle the Gulf Bridge lawsuit.

Landstar System, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)
(Unaudited)

	September 25,	December 27,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$68,173	$42,640
Short-term investments	32,865	30,890
Trade accounts receivable, less allowance of $4,564 and $3,410	287,241	219,039
Other receivables, including advances to independent contractors, less allowance of $4,725 and $4,077	13,228	13,196
Deferred income taxes and other current assets	17,425	14,936

Total current assets	418,932	320,701

Operating property, less accumulated depreciation and amortization of $63,780 and $58,480	69,567	67,639
Goodwill	31,134	31,134
Other assets	19,309	18,983

Total assets	$538,942	$438,457

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$20,576	$20,523
Accounts payable	119,961	71,713
Current maturities of long-term debt	8,322	9,434
Insurance claims	31,351	26,293
Other current liabilities	53,129	45,223

Total current liabilities	233,339	173,186

Long-term debt, excluding current maturities	76,772	82,022
Insurance claims	31,498	27,282
Deferred income taxes	12,709	13,452

Shareholders’ equity:
Common stock, $.01 par value, authorized 80,000,000 and 50,000,000 shares, issued 32,724,160 and 31,816,860 shares	327	318
Additional paid-in capital	40,307	18,382
Retained earnings	271,674	224,368
Cost of 2,490,930 and 1,809,930 shares of common stock in treasury	(127,151)	(100,150)
Accumulated other comprehensive income	52	182
Notes receivable arising from exercises of stock options	(585)	(585)

Total shareholders’ equity	184,624	142,515

Total liabilities and shareholders’ equity	$538,942	$438,457

Landstar System, Inc.
Supplemental Information
(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	September 25,	September 27,	September 25,	September 27,
	2004	2003	2004	2003
Carrier Segment
External revenue generated through (in thousands):
Business Capacity Owners (1)	$879,730	$775,696	$301,639	$265,824
Other third party truck capacity providers	174,286	125,345	67,182	41,931

	$1,054,016	$901,041	$368,821	$307,755

Revenue per revenue mile	$1.76	$1.72	$1.78	$1.70

Revenue per load	$1,351	$1,197	$1,424	$1,216

Average length of haul (miles)	766	695	798	716

Number of loads (2)	780,000	753,000	259,000	253,000

Multimodal Segment
External revenue generated through (in thousands):
Business Capacity Owners (1) (3)	$72,066	$37,674	$38,178	$14,921
Other third party truck capacity providers	201,882	131,155	83,104	50,354
Rail, Air, and Ocean Carriers	79,846	71,722	29,225	26,636

	$353,794	$240,551	$150,507	$91,911

Revenue per load (6)	$1,399	$1,307	$1,443	$1,352

Number of loads (6)	233,000	184,000	85,000	68,000

	As of	As of
	September 25,	September 27,
	2004	2003
Capacity
Business Capacity Owners (1) (4)	7,758	7,461

Other third party truck capacity providers:
Approved and active(5)	10,324	9,139
Approved	6,870	6,204

	17,194	15,343

Total available truck capacity providers	24,952	22,804

(1)	Business Capacity Owners are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.

(2)	Effective with the 2004 second quarter, the Company has modified its methodology for reporting loads. The application of this new methodology to the 2003 thirty-nine and thirteen week period resulted in an increase of 8,000 and 5,000 loads, respectively. This change in load recognition has no impact on reported revenue in any period.

(3)	Includes revenue generated through Carrier Segment Business Capacity Owners.

(4)	Trucks provided by business capacity owners were 8,644 and 8,451, respectively.

(5)	Active refers to other third party truck capacity providers who have moved at least one load in the past 180 days.

(6)	Number of loads and revenue per load for the 2004 thirty-nine and thirteen week periods exclude the effect of revenue derived from disaster relief efforts provided under the FAA contract.